                                                                    EXHIBIT 23.2



                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Pre-Effective Amendment No. 3 to Registration Statement No. 333-63777 of Techniclone Corporation (the Company) on Form S-3 of our report dated June 15, 1998, except for Note 12, as to which the date is July 17, 1998 (which expresses an unqualified opinion and includes an explanatory paragraph regarding substantial doubt about the Company's ability to continue as a going concern), appearing in the Annual Report on Form 10-K of Techniclone Corporation for the year ended April 30, 1998 and to the reference to us under the heading "Experts" in the Prospectus, which is a part of this Registration Statement.



/s/ DELOITTE & TOUCHE LLP


Costa Mesa, California

January 13, 1999